As filed with the Securities and Exchange Commission on July 1, 2022

Registration No. 333-205693

Registration No. 333-209897

Registration No. 333-216392

Registration No. 333-223253

Registration No. 333-228263

Registration No. 333-229933

Registration No. 333-236854

Registration No. 333-241414

Registration No. 333-254126

Registration No. 333-263411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-205693

FORM S-8 REGISTRATION STATEMENT NO. 333-209897

FORM S-8 REGISTRATION STATEMENT NO. 333-216392

FORM S-8 REGISTRATION STATEMENT NO. 333-223253

FORM S-8 REGISTRATION STATEMENT NO. 333-228263

FORM S-8 REGISTRATION STATEMENT NO. 333-229933

FORM S-8 REGISTRATION STATEMENT NO. 333-236854

FORM S-8 REGISTRATION STATEMENT NO. 333-241414

FORM S-8 REGISTRATION STATEMENT NO. 333-254126

FORM S-8 REGISTRATION STATEMENT NO. 333-263411

UNDER

THE SECURITIES ACT OF 1933

Sierra Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0138994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1820 Gateway Drive, Suite 110 San Mateo, California	94404
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Inducement Plan

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

2008 Stock Plan

(Full titles of the plans)

Stephen G. Dilly

President and Chief Executive Officer

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110 San Mateo, California, 94404

(650) 376-8679

(Name, address and telephone number of agent for service)

Copies to:

Michael Nordtvedt

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Sierra Oncology, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all shares of common stock, par value $0.001 per share, of the Registrant (the “Shares”), previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-205693, filed with the Commission on July 16, 2015, relating to the registration of (i) 3,765,535 Shares under the 2015 Equity Incentive Plan, (ii) 700,000 Shares under the 2015 Employee Stock Purchase Plan and (iii) 3,280,217 Shares under the 2008 Stock Plan;

•	Registration Statement No. 333-209897, filed with the Commission on March 3, 2016, relating to the registration of 1,202,324 additional Shares under the 2015 Equity Incentive Plan;

•	Registration Statement No. 333-216392, filed with the Commission on March 2, 2017, relating to the registration of 1,214,837 additional Shares under the 2015 Equity Incentive Plan;

•	Registration Statement No. 333-223253, filed with the Commission on February 27, 2018, relating to the registration of 2,095,808 additional Shares under the 2015 Equity Incentive Plan;

•	Registration Statement No. 333-228263, filed with the Commission on November 8, 2018, relating to the registration of 1,500,000 Shares under the 2018 Equity Inducement Plan;

•	Registration Statement No. 333-229933, filed with the Commission on February 28, 2019, relating to the registration of 2,974,638 additional Shares under the 2015 Equity Incentive Plan;

•	Registration Statement No. 333-236854, filed with the Commission on March 3, 2020, relating to the registration of 4,387,188 additional Shares under the 2015 Equity Incentive Plan;

•	Registration Statement No. 333-241414, filed with the Commission on August 6, 2020, relating to the registration of 500,000 additional Shares under the 2018 Equity Inducement Plan;

•	Registration Statement No. 333-254126, filed with the Commission on March 11, 2021, relating to the registration of (i) 445,139 additional Shares under the 2015 Equity Incentive Plan and (ii) 500,000 additional Shares under the 2018 Equity Inducement Plan;

•	Registration Statement No. 333-263411, filed with the Commission on March 10, 2022, relating to the registration of (i) 622,866 additional Shares under the 2015 Equity Incentive Plan and (ii) 500,000 additional Shares under the 2018 Equity Inducement Plan;

On April 12, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSK plc (formerly GlaxoSmithKline plc), a public limited company organized under the laws of England and Wales (“GSK”) and Orikum Acquisition Inc., a Delaware corporation and wholly owned subsidiary of GSK (“Acquisition Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Acquisition Sub will merge with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect wholly owned subsidiary of GSK. The Merger became effective on July 1, 2022, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements to remove from registration the Shares registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 1st day of July 2022.

SIERRA ONCOLOGY, INC.

By:	/s/ Stephen G. Dilly
Name:	Stephen G. Dilly
Title:	President and Chief Executive Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.